Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Navient Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	11.500% Senior Notes Due 2031	Rule 456(b) and 457(r)	$500,000,000	99.810%	$499,050,000	0.00014760	$73,659.78